Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-166511, 333-218976, and 333-189730) of Primis Financial Corp. of our report dated October 15, 2024, with respect to the consolidated financial statements of Primis Financial Corp., included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Tysons, Virginia

April 29, 2025